Issuer Free Writing Prospectus filed pursuant to Rule 433

supplementing the Preliminary Prospectus Supplement dated

August 6, 2018 and the Prospectus dated February 13, 2018

Registration Nos. 333-222998 and 333-222998-01

VENTAS REALTY, LIMITED PARTNERSHIP

Fully and unconditionally guaranteed by Ventas, Inc.

Terms applicable to

$750,000,000 4.400% Senior Notes due 2029

Issuer:	Ventas Realty, Limited Partnership

Guarantor:	Ventas, Inc.

Aggregate Principal Amount:	$750,000,000

Final Maturity Date:	January 15, 2029

Public Offering Price:	99.954% of the principal amount

Coupon:	4.400%

Yield to Maturity:	4.406%

Benchmark Treasury:	2.875% due May 15, 2028

Benchmark Treasury Yield:	2.936%

Spread to Benchmark Treasury:	T +147 bps

Interest Payment Dates:	Semi-annually each January 15 and July 15, commencing January 15, 2019

Optional Redemption:

The redemption price for notes that are redeemed before October 15, 2028 will be equal to (i) 100% of their principal amount, together with accrued and unpaid interest thereon, if any, to (but excluding) the date of redemption, plus (ii) a Make-Whole Amount (T+25 bps). The redemption price for notes that are redeemed on or after October 15, 2028 will be equal to 100% of their principal amount, together with accrued and unpaid interest thereon, if any, to (but excluding) the date of redemption, and will not include a Make-Whole Amount.

Joint Book-Running Managers:	Wells Fargo Securities, LLC
Mizuho Securities USA LLC
Morgan Stanley & Co LLC
TD Securities (USA) LLC

Senior Co-Managers:	BMO Capital Markets Corp.
Citigroup Global Markets Inc.
Credit Agricole Securities (USA) Inc.
Credit Suisse Securities (USA) LLC
J.P. Morgan Securities LLC

MUFG Securities Americas Inc.
RBC Capital Markets, LLC

Co-Managers:	Barclays Capital Inc.
BB&T Capital Markets, a division of BB&T Securities, LLC
BBVA Securities Inc.
Capital One Securities, Inc.
Merrill Lynch, Pierce, Fenner and Smith
Incorporated
PNC Capital Markets LLC
Scotia Capital (USA) Inc.
SMBC Nikko Securities America, Inc.
UBS Securities LLC

Junior Co-Managers:	BNP Paribas Securities Corp.
Fifth Third Securities, Inc.
BNY Mellon Capital Markets, LLC
Loop Capital Markets LLC

CUSIP / ISIN:	92277G AN7 / US92277GAN79

Denominations:	$2,000 and integral multiples of $1,000 in excess thereof

Trade Date:	August 6, 2018

Settlement Date:	August 15, 2018 (T+7)

Form of Offering:	SEC Registered (Registration Nos. 333-222998 and 333-222998-01)

We expect that delivery of the notes will be made to investors on or about August 15, 2018, which will be the seventh business day following the date of this prospectus supplement (such settlement being referred to as ‘‘T+7’’). Under Rule 15c6-1 of the Exchange Act, trades in the secondary market generally are required to settle in two business days unless the parties to any such trade expressly agree otherwise. Accordingly, purchasers who wish to trade the notes on the date of pricing of the notes or the next four succeeding business days will be required, by virtue of the fact that the notes initially will settle in T+7, to specify an alternative settlement cycle at the time of any such trade to prevent failed settlement and should consult their own advisors.

Ventas, Inc. and Ventas Realty, Limited Partnership (the “Issuer”) have filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents that Ventas, Inc. and the Issuer have filed with the SEC, including the prospectus supplement and the accompanying prospectus, for more complete information about Ventas, Inc., the Issuer and this offering. You may get these documents for free by visiting the SEC’s website at www.sec.gov. Alternatively, Ventas, Inc., the Issuer, any underwriter or any dealer participating in this offering will arrange to send you the prospectus supplement and the accompanying prospectus if you request it by contacting Wells Fargo Securities, LLC toll-free at 1-800-645-3751, Mizuho Securities USA LLC toll-free at 1-866-271-7403, Morgan Stanley & Co. LLC toll-free at 1-866-718-1649 or TD Securities (USA) toll free at 1-855-495-9846.